Exhibit 10.23

EXECUTION COPY

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 10, 2015 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and (b) (i) MATTERSIGHT CORPORATION, a Delaware corporation (“Mattersight Corporation”), (ii) MATTERSIGHT EUROPE HOLDING CORPORATION, a Delaware corporation (“Mattersight Europe”), and (iii) MATTERSIGHT INTERNATIONAL HOLDING, INC., an Illinois corporation, (“Mattersight International”; and together with Mattersight Corporation and Mattersight Europe, jointly and severally, individually and collectively, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement, dated as of May 30, 2013, as amended by that certain First Amendment, dated as of August 20, 2013 and as further amended by that certain Second Amendment, dated as of June 27, 2014 (as amended, the “Prior Loan Agreement”). The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), subject to the payment of the fee described in Section 2.4(c), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%), which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, unless otherwise elected by Bank, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or, after notice to Borrower, any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly in arrears on the first calendar day of each month.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Fifty Six Thousand Two Hundred Fifty Dollars ($56,250.00), payable on the Effective Date;

(b) Anniversary Fee. An anniversary fee of Fifty Six Thousand Two Hundred Fifty Dollars ($56,250.00), which shall be fully earned, non-refundable and due and payable on each anniversary of Effective Date;

(c) Termination Fee. Upon termination of this Agreement for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to (i) one percent (1.00%) of the Revolving Line (i.e. One Hundred Fifty Thousand Dollars ($150,000.00)) if such termination occurs on or prior to the first anniversary of the Effective Date; or (ii) one-quarter of one percent (0.25%) of the Revolving Line (i.e. Thirty Seven Thousand Five Hundred Dollars ($37,500.00)) if such termination occurs at any time after the first anniversary of the Effective Date but prior to the Revolving Line Maturity Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank;

(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 1:00 p.m. Central time on the date when due. Payments of principal and/or interest received after 1:00 p.m. Central time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) to the extent amended and/or modified since last delivered by Borrower to Bank, each Borrower’s Operating Documents, certified by the Secretary of State for such Borrower’s jurisdiction of incorporation (as applicable), as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) Secretary’s Certificate with completed Borrowing Resolutions for each Borrower;

(d) a long-form good standing certificate (where available) of each Borrower and certificates of foreign qualification/good standing of each Borrower, for all other states in which such Borrower is qualified to do business, in each case certified by the applicable Secretary of State as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses in favor of Bank; and

(g) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Report;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 1:00 p.m. Central time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens (which may only have superior priority to Bank’s Lien as expressly permitted herein)).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (i) one hundred two percent (102.0%) of the face amount of all such Letters of Credit denominated in Dollars, and (ii) one hundred seven percent (107.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens (which may only have superior priority to Bank’s Lien as expressly permitted herein)). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in each other jurisdiction in which the conduct of their respective businesses or ownership of property requires that they be qualified, except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any material requirement of any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected in any material respect, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and the filing of financing statements necessary to perfect the security interest granted in favor of Bank hereunder), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral with an aggregate value of One Hundred Thousand Dollars ($100,000.00) or more (in the aggregate for all Collateral at such location) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of the Intellectual Property material to the operation of its business that it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier).

5.4 Financial Statements; Financial Condition. All consolidating financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidating financial condition and Borrower’s consolidating results of operations. There has not been any material deterioration in Borrower’s consolidating financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain such consents, approvals and authorizations would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, except for returns and reports for taxes, assessments, deposits and contributions in an aggregate amount not exceeding Twenty-Five Thousand Dollars ($25,000.00), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for taxes, assessments, deposits and contributions in an aggregate amount not exceeding Twenty-Five Thousand Dollars ($25,000.00). Borrower may defer payment of any contested taxes; provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which would reasonably be expected to result in additional taxes becoming due and payable by Borrower. Borrower (x) has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and (y) has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, except where Borrower’s failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts or as a representation or warranty as to future performance and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Customer Accounts. For any customer Account that generates Monthly Recurring Revenue, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such customer Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each customer Account that generates Monthly Recurring Revenue shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are customer Accounts that generate Monthly Recurring Revenue. To the best of Borrower’s knowledge, (i) all signatures and endorsements on all documents, instruments, and agreements relating to all customer Accounts are genuine, and (ii) all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each customer Account, and, to Borrower’s knowledge, there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Transaction Reports. A Transaction Report (and any schedules related thereto, including, without limitation, total customers, “adds” and Churn metrics) (i) with each request for an Advance, and (ii) within thirty (30) days after the end of each month;

(b) Monthly Financial Statements. Within thirty (30) days after the last day of each month, a company prepared consolidating balance sheet and income statement covering Borrower’s consolidating operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(c) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(d) Accounts Payable/Accounts Receivable/Deferred Revenue Reports. Within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable (by invoice date) and (ii) a Deferred Revenue report;

(e) Annual Audited Financial Statements. As soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would not reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000.00) or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier);

(i) Board-Approved Projections. As soon as available, but no later than thirty (30) days after the last day of each fiscal year of Borrower, and contemporaneously with any updates or changes thereto, (i) annual operating budgets (including, without limitation, income statements, balance sheets and cash flow statements) for the immediately following fiscal year of Borrower, and (ii) annual financial projections for the immediately following fiscal year of Borrower as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections, all prepared in a form reasonably satisfactory to Bank; and

(j) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, total customers, “adds” and Churn metrics (each a “Transaction Report”), as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If reasonably requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request and to the extent available, originals) of all material contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its reasonable request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all material disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Borrower shall direct Account Debtors to deliver or transmit all payments in respect of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance satisfactory to as Bank. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. All amounts deposited in the Cash Collateral Account pursuant to this Section 6.3(c) shall be applied (i) prior to the occurrence and continuance of an Event of Default, at Borrower’s discretion to reduce the Obligations or transferred to the Designated Deposit Account; and (ii) following the occurrence and during the continuance of an Event of Default, as determined by Bank pursuant to Section 9.4.

(d) [Reserved].

(e) Verification. Following the occurrence and during the continuance of an Event of Default, Bank may verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own acts of fraud, gross negligence or willful misconduct.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports, except as otherwise permitted pursuant to the terms of Section 5.8, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested or otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on reasonable demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except where Borrower’s failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank and shall provide that the insurer must endeavor to give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy (provided such notice period shall be ten (10) days if such policy is cancelled or not renewed due to non-payment of premium). All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy (provided such notice period shall be ten (10) days if such policy is cancelled or not renewed due to non-payment of premium). At Bank’s reasonable request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain all of Borrower’s and all of its Subsidiaries’ and its parent’s (if any) primary operating, depository and securities accounts with Bank and Bank’s Affiliates, which accounts at Bank and Bank’s Affiliates maintained in the name of Borrower shall represent at least eighty-five percent (85.0%) of the dollar value of Borrower’s, its Subsidiaries’ and its parent’s (if any) accounts at all financial institutions.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants.

Maintain at all times, subject to periodic reporting as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower:

(a) Tangible Net Worth. A Tangible Net Worth in an amount equal to or greater than One Dollar ($1.00), increasing by (i) fifty percent (50%) of positive quarterly Net Income plus (ii) fifty percent (50%) of the proceeds from issuances of equity and the principal amount of Subordinated Debt, in each case issued after the Effective Date.

(b) Minimum Revenue. Achieve minimum revenue, tested quarterly, on a trailing six month basis, of at least the following for the periods indicated: (i) for the quarterly period ending March 31, 2015, Fourteen Million Four Hundred Thousand Seven Hundred Dollars ($14,400,700); (ii) for the quarterly period ending June 30, 2015, Fifteen Million Six Hundred Ten Thousand Three Hundred Dollars($15,610,300); (iii) for the quarterly period ending September 30, 2015, Seventeen Million Three Hundred Ninety Three Thousand Six Hundred Dollars ($17,393,600); and (iv) for the quarterly period ending December 31, 2015, Nineteen Million Eighty Thousand One Hundred Dollars ($19,080,100). For the quarterly period ending March 31, 2016 and for each quarterly period ending thereafter, the minimum revenue requirements will be based on Borrower’s Board-approved projections delivered to Bank pursuant to Section 6.2(i) hereof, which requirement shall in any event be at least eighty-five (85%) of the projected revenue in such Board-approved projections for each such quarterly period.

6.8 Protection of Intellectual Property Rights.

(a) (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property that is material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public and excluding renewals of any Restricted License disclosed in the Perfection Certificate). Borrower shall, at Bank’s reasonable request, use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. In addition to the Initial Audit (which shall be completed by Bank on or before the date that is sixty (60) days after the Effective Date), allow Bank, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books (provided that Borrower shall not be required to make available to Bank under this Section 6.10 information that is subject to attorney-client privilege or other information that Borrower is not permitted by statute, regulation or court order to disclose). Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The Initial Audit and the other inspections and audits contemplated in this Section 6.10 shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850.00)

per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Existing Subsidiaries. Notwithstanding and without limiting the affirmative covenant contained in Section 6.12 and the negative covenants contained in Sections 7.3 and 7.7 hereof, if at any time either Mattersight Canada, individually, or the Other Subsidiaries, collectively, maintain gross assets in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000.00), Borrower shall (a) cause Mattersight Canada or each of the Other Subsidiaries, as applicable, to provide to Bank a joinder to the Loan Agreement to cause Mattersight Canada or each of the Other Subsidiaries, as applicable, to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject only to Permitted Liens (which may only have superior priority to Bank’s Lien as expressly permitted herein)) in and to the assets of Mattersight Canada or each of the Other Subsidiaries, as applicable), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in Mattersight Canada or each of the Other Subsidiaries, as applicable, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the affirmative covenant contained in Section 6.11 and the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall, unless otherwise directed by Bank in writing, (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject only to Permitted Liens (which may only have superior priority to Bank’s Lien as expressly permitted herein)) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; provided, that with respect to any Foreign Subsidiary formed or acquired after the Effective Date, in the event that (i) the grant of a continuing pledge and security interest in and to the assets of any such Foreign Subsidiary, (ii) the guaranty of the Obligations of the Borrower by any such Foreign Subsidiary and/or (iii) the pledge by Borrower of a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership of each Foreign Subsidiary, could reasonably be expected to have an adverse tax effect on the Borrower, then the Borrower shall only be required to grant and pledge to Bank a perfected security interest in up to sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.14 Post-Closing Conditions.

(a) Borrower shall deliver to Bank, on or prior to the date that is ten (10) days after the Effective Date, the duly executed original signature pages to the Loan Documents and other agreements described in Section 3.1, above.

6.15 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than five (5) Business Days after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, Borrower shall not be obligated to remit to Bank the proceeds of Transfers permitted pursuant to Section 7.1. Borrower agrees that it will not commingle proceeds of Collateral with any of

Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) [reserved]; (b) of worn-out or obsolete Equipment or Equipment that is no longer used, useful or useable in connection with Borrower’s business; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses and non-exclusive sublicenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) of Cash Equivalents for cash or other Cash Equivalents of equal or greater value; (f) other Transfers in an aggregate amount not to exceed Ten Thousand Dollars ($10,000.00) in any fiscal year of Borrower; and (g) in connection with any scheduled termination of a capital lease permitted hereunder.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) cause or permit its President and Chief Executive Officer, who is, as of the Effective Date, Kelly D. Conway, to cease to hold such positions (other than by death or disability of such Person), unless both (A) at least ten (10) days’ prior written notice shall have been given to Bank, and (B) a replacement for such Person shall be made within sixty (60) days following such Person’s departure from Borrower that is acceptable to the Board; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction). Notwithstanding the foregoing, Borrower may liquidate or dissolve an Other Subsidiary as long as any assets of such Other Subsidiary are transferred to Borrower.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except for Permitted Liens or as otherwise permitted in Section 7.1 hereof.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Except for Permitted Investments, pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower or any Subsidiary may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock, (iii) any Subsidiary may pay to Borrower (or a Borrower may pay to another Borrower) cash dividends on the stock of such Subsidiary or such Borrower paid and declared solely for the purpose of funding payments by such Borrower in respect of taxes owing by such Borrower in respect of another Borrower or a Subsidiary, and (iv) Mattersight Corporation may, in an aggregate combined amount for (A) and (B) not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in any calendar year: (A) pay cash dividends, semi-annually in arrears, with respect to the shares of Series B stock issued by Mattersight Corporation, and (B) from time to time redeem shares of Series B stock issued by Mattersight Corporation (provided that, for the avoidance of doubt, the holders of Series B stock issued by Mattersight Corporation may convert such stock into common stock of Mattersight Corporation from time to time); or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and loans owing from Subsidiaries that are not a Borrower to Borrower or another Subsidiary that constitute Permitted Subsidiary Investments or Other Permitted Investments.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in liabilities of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, in an aggregate amount exceeding One Hundred Thousand Dollars ($100,000.00).

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(b), 6.10, 6.11, 6.12 or 6.14, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000.00); or (b) any default by Borrower, the result of which could have a material adverse effect on Borrower’s business;

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to the sum of (A) one hundred two percent (102.0%) of the face amount of all such Letters of Credit denominated in Dollars, and (B) one hundred seven percent (107.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, for all such Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney-in-fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Borrower Liability. Each Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other Borrower as agent for such Borrower for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Mattersight Corporation
Mattersight Europe Holding Corporation
Mattersight International Holding, Inc.
200 South Wacker Drive, Suite 820
Chicago, Illinois 60606
Attn: Christine R. Carson, Esq.
Fax: (775) 252-9987
Email: chris.carson@mattersight.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attn: Steven J. Gavin, Esq.
Fax: (312) 558-5700
Email: sgavin@winston.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Mr. Tom Hertzberg
Fax: (303) 469-9088
Email: thertzberg@svb.com

with a copy (which shall not constitute notice) to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn:	Michael R. Horner, Esquire
Fax:	(617) 880-3456
Email:	mhorner@riemerlaw.com

11	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Illinois law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Chicago, Illinois; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower and Bank hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agree that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower or Bank at the applicable address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s or Bank’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 No Novation. Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Loan Agreement and each other Loan Document (as such term is defined in the Prior Loan Agreement), shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Prior Loan Agreement, any instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments or other Loan Documents executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of the Obligations or any liabilities under the Prior Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents (as such term is defined in the Prior Loan Agreement), executed in connection therewith. Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Loan Agreement shall mean the Prior Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Loan Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Bank, or to grant to the Bank a security interest in or lien on, any collateral as security for the Obligations of Borrower or any guarantor from time to time existing in respect of the Prior Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

The following definitions are utilized in calculating and determining the Availability Amount:

“Advance Rate” is three hundred percent (300%); provided, that Bank may reduce the foregoing Advance Rate based on events or conditions as determined by Bank, in its reasonable discretion, including, without limitation, based on (i) the results of periodic inspections and audits of the Collateral, and/or (ii) the net loss of customers/subscribers.

“Annualized Revenue Retention Rate” is a percentage equal to the sum of (a) one hundred percent (100%) minus (b) the product of (i) Churn multiplied by (ii) four (4).

“Borrowing Base” is the product of (i) Advance Rate, multiplied by (ii) Annualized Revenue Retention Rate, multiplied by (iii) the most recent month’s Monthly Recurring Revenue.

“Churn” is the net Monthly Recurring Revenue lost in the most recent quarter due to customer attrition or reduced usage for any given customer divided by the total Monthly Recurring Revenue from the last day of the prior quarter. The Churn shall be calculated by Bank based on information provided by Borrower and acceptable to Bank, in its reasonable discretion, quarterly, on the last day of each fiscal quarter for the immediately preceding fiscal quarter, or such earlier time as Bank may reasonably determine necessary.

“Monthly Recurring Revenue” is, for any calendar month, the total services, software license and subscription rental revenue of Borrower received from customer contracts in the ordinary course of Borrower’s business, in each case determine in accordance with GAAP and specifically excluding revenue or accounts receivable based on (i) sales of inventory, goods or equipment, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, (iv) revenue received due to one-time, non-recurring transactions, (v) add-on purchases by Borrower’s existing clients not resulting in a continuing stream of revenue, (vi) advertising revenue and usage based processing and advertising revenue, (vii) non-recurring, non-continuous or irregular sources of revenue (including, without limitation, non-recurring set-up fees) and (viii) such other exclusions as Bank shall determine, in its reasonable discretion and after consultation with Borrower.

For example, if the Borrower ends Q1 with 20 customers that generated $8,500,000 in Monthly Recurring Revenue and then the same list of 20 clients generates $8,415,000 in Q2 MRR, then quarterly Churn would equal 1.00%. As such, annualized Churn would be 4.00% (1.00 % x 4), or revenue retention of 96.0%. The Availability Amount for the next quarter would be (i) (a) the lesser of the Revolving Line or (b) 300% x 96.0% x the Monthly Recurring Revenue, less (ii) all outstanding Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all documented audit fees and expenses and all out-of-pocket costs, and expenses (including reasonable, documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition entitled “Bank Services” appearing alphabetically in Section 13.1.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300866737, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Pledge Agreement, any Bank Services Agreement, any subordination agreement, any notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Mattersight Canada” is Mattersight (Canada) Corporation, a company organized under the laws of Canada.

“Mattersight Corporation” is defined in the preamble hereof.

“Mattersight Europe” is defined in the preamble hereof.

“Mattersight International” is defined in the preamble hereof.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Permitted Investments” is defined in subsection (e) of the definition entitled “Permitted Investments” appearing alphabetically in this Section 13.1.

“Other Subsidiaries” are each of the Subsidiaries of each Borrower in existence as of the Effective Date, except (a) Mattersight Canada, and (b) any Subsidiary of any Borrower that is itself a Borrower.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) intercompany Indebtedness of a Subsidiary that is not a Borrower hereunder to a Borrower or another Subsidiary constituting Other Permitted Investments hereunder;

(g) unsecured Indebtedness of (i) any Borrower owed to any other Borrower and (ii) any Subsidiary owed to Borrower, in a maximum amount under this clause (ii) not to exceed $25,000 in the aggregate in any fiscal year;

(h) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments by Borrower in Subsidiaries not to exceed Three Hundred Seventy-Five Thousand Dollars ($375,000.00) in the aggregate in any fiscal year (collectively, “Permitted Subsidiary Investments”);

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; and

(e) other Investments in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year or Five Hundred Thousand Dollars ($500,000.00) during the term of this Agreement (collectively, “Other Permitted Investments”).

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books; provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition or capital lease of such Equipment securing no more than Six Million Dollars ($6,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and

(d) Liens of carriers, warehousemen, mechanics, materialmen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (f), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Subsidiary Investments” is defined in subsection (c) of the definition entitled “Permitted Investments” appearing alphabetically in this Section 13.1.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means the Amended and Restated Stock Pledge Agreement, executed by Borrower and Bank, dated as of the Effective Date (as my be amended, amended and restated, modified or supplemented from time to time).

“Prime Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate,” even if such rate is not the lowest or best rate available. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is March 10, 2017 (24 months after the Effective Date), unless terminated prior thereto as provided herein.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secretary’s Certificate” is, with respect to any Person, a certificate executed by such Person’s Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the Borrowing Resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is defined in Section 6.3(a).

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(b).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MATTERSIGHT CORPORATION

By:	/s/ CHRISTINE R. CARSEN
Name:	Christine R. Carsen
Title:	VP, General Counsel, and Corporate Secretary

MATTERSIGHT EUROPE HOLDING CORPORATION

By:	/s/ CHRISTINE R. CARSEN
Name:	Christine R. Carsen
Title:	Secretary

MATTERSIGHT INTERNATIONAL HOLDING, INC.

By:	/s/ CHRISTINE R. CARSEN
Name:	Christine R. Carsen
Title:	Secretary

BANK:

SILICON VALLEY BANK

By:	/s/ TOM HERTZBERG
Name:	Tom Hertzberg
Title:	Vice President

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EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (a) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property; or (b) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary in existence as of the Effective Date and disclosed to Bank, which shares entitle the holder thereof to vote for directors or any other matter. Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

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EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	MATTERSIGHT CORPORATION
MATTERSIGHT EUROPE HOLDING CORPORATION
MATTERSIGHT INTERNATIONAL HOLDING, INC. (jointly and severally, individually and collectively, “Borrower”)

The undersigned authorized officer of Borrower certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement among Borrower and Bank (as amended, the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly consolidating financial statements with	Monthly within 30 days	Yes No
Compliance Certificate
Annual consolidating financial statement (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R, A/P Agings, and Deferred Revenue reports	Monthly within 30 days	Yes No
Board-approved Projections	FYE within 30 days	Yes No
Transaction Reports	Monthly within 30 days and with each request for a Credit Extension	Yes No

Financial Covenant	Required		Actual	Complies

Minimum Tangible Net Worth (at all times, to be tested monthly)		*	$	Yes No
Minimum Revenue (tested quarterly)		**	$	Yes No

*	See Section 6.7(a)
**	See Section 6.7(b)

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The following Intellectual Property not previously disclosed to Bank was registered after the Effective Date (if no registrations, state “None”):

The following financial covenant analysis and other financial information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MATTERSIGHT CORPORATION

By:
Name:
Title:

MATTERSIGHT EUROPE HOLDING CORPORATION

By:
Name:
Title:

MATTERSIGHT INTERNATIONAL HOLDING, INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

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Schedule 1 to Compliance Certificate

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Financial Covenant Analysis

Dated:

I.	Tangible Net Worth (Section 6.7(a))

Required: Maintain at all times, to be tested as of the last day of each month and calculated on a consolidated basis for Borrower and its Subsidiaries, a Tangible Net Worth in an amount equal to or greater than One Dollar ($1.00), increasing by (i) fifty percent (50%) of positive quarterly Net Income plus (ii) fifty percent (50%) of the proceeds from issuances of equity and the principal amount of Subordinated Debt, in each case issued after the Effective Date.

Actual:

A.	Consolidated total assets of Borrower and its Subsidiaries	$

B.	Subordinated Debt	$

C.	ADJUSTED TOTAL ASSETS (the sum of lines A and B)	$

D.	Amounts attributed to goodwill	$

E.	Intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses	$

F.	Notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates	$

G.	Reserves not already deducted from assets	$

H.	Obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness	$

I.	TANGIBLE NET WORTH (line C minus line D minus line E minus line F minus line G minus line H)	$

Is line I equal to or greater than $1.00, as increased by (i) fifty percent (50%) of positive quarterly Net Income plus (ii) fifty percent (50%) of the proceeds from issuances of equity and the principal amount of Subordinated Debt, in each case issued after the Effective Date?

No, not in compliance	Yes, in compliance

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II.	Minimum Revenue (Section 6.7(b))

Required: Achieve minimum revenue, tested quarterly, on a trailing six month basis, of at least the following for the periods indicated: (i) for the quarterly period ending March 31, 2015, Fourteen Million Four Hundred Thousand Seven Hundred Dollars ($14,400,700); (ii) for the quarterly period ending June 30, 2015, Fifteen Million Six Hundred Ten Thousand Three Hundred Dollars($15,610,300); (iii) for the quarterly period ending September 30, 2015, Seventeen Million Three Hundred Ninety Three Thousand Six Hundred Dollars ($17,393,600); and (iv) for the quarterly period ending December 31, 2015, Nineteen Million Eighty Thousand One Hundred Dollars ($19,080,100). For the quarterly period ending March 31, 2016 and for each quarterly period ending thereafter, the minimum revenue requirements will be based on Borrower’s Board-approved projections delivered to Bank pursuant to Section 6.2(i) hereof, which requirement shall in any event be at least eighty-five percent (85%) of the projected revenue in such Board-approved projections for each such quarterly period.

Actual: All amounts tested on a trailing six month basis:

A.	Quarterly Period Ending:

B	Actual Revenue for such Quarterly Period:

Is line B greater than or equal to $             ?

No, not in compliance	Yes, in Compliance

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